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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

        The following table sets forth the computation of basic and diluted earnings per share:

                                     January 28, 1998   January 29, 1997
                                     ----------------   ----------------
NUMERATOR:
     Net (loss) income                  (9,112,761)         (985,705)

DENOMINATOR:
     Basic weighted average
      common shares outstanding          5,392,609          4,414,000

     Effect of dilutive securities              --                 --

     Diluted weighted average common
      shares outstanding                 5,392,609          4,414,000

Basic (loss) earnings per share              (1.69)             (0.22)
Diluted (loss) earnings per share            (1.69)             (0.22)

        The January 31, 1996 basic and dilutive earnings per share are not shown due to the noncomparative capital structure.

        For the years ended January 28, 1998 and January 29, 1997, employee stock options of 1,984,183 and 301,350 respectively, were not included in the computation of diluted earnings per share as losses were incurred in those years.